Exhibit 99.1

Collectors Universe Reports Record Operating Results for Second Quarter and First Half of Fiscal 2017

Revenues up 41% and Operating Income up 167% in the quarter

NEWPORT BEACH, CA – February 2, 2017 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced record financial results for its second quarter and first half of fiscal year 2017.

Operational and Financial Highlights:

■

Revenues in the second quarter increased by $5.2 million, or 41%, to a quarterly record of $17.9 million from $12.6 million in last year’s second quarter. That increase was driven by a $4.7 million, or 57%, increase in coin service revenues and a $0.5 million, or 15%, increase in cards and autograph service revenues. For the first half of fiscal 2017, revenues increased by $6.4 million, or 23%, to a first half record of $33.6 million. That increase was driven by a $5.4 million, or 30% increase in coin service revenues and a $1.0 million, or 13%, increase in cards and autograph service revenues. The coin revenue increases included increases of $3.1 million, or 547%, and $3.5 million, or 317%, in revenues in China, in the second quarter and first half, respectively.

■

Coin service revenues generated by our overseas operations, which are inclusive of the China revenues discussed above, increased by $3.2 million, or 306%, to $4.3 million, or 24%, of total revenues in this year’s second quarter, from $1.1 million, or 8%, of total revenues in last year’s second quarter. For the first half of the year, coin revenues from our overseas operations increased by $3.8 million, or 194%, to $5.8 million, or 17%, of total revenues, from $2.0 million, or 7%, of total revenues in last year’s first half.

■

The gross profit margin was 64% and 62% in this year’s second quarter and first half, as compared to 60% and 63% in the corresponding periods of the prior year. The improved gross profit margin in this year’s second quarter reflects changes in the mix of revenues and the overall increase in revenues in the quarter.

■

Operating income was a record $4.5million and $7.3 million in this year’s second quarter and first half, as compared to $1.7 million and $4.9 million in the corresponding periods of the prior year. Our operating margins increased to 25% and 22% in this year’s second quarter and first half, reflecting improved operating leverage as revenues increased.

■

Income from continuing operations was $2.9 million, or $0.34 per diluted share, and $4.5 million, or $0.53 per diluted share, in this year’s second quarter and first six months as compared to $1.0 million, or $0.12 per diluted share, and $2.9 million or $0.34, per share, in the corresponding periods of the prior year.

■

The Company’s cash position as of December 31, 2016 was $10.1 million, as compared to $12.0 million at June 30, 2016 and $10.3 million at September 30, 2016. Net cash used of $1.9 million in the first six months included $5.4 million of cash generated from continuing operations, offset by $6.0 million used to pay cash dividends to stockholders, $1.1 million used for capital expenditures and capitalized software costs and $0.2 million used for discontinued operations.

■

On January 10, 2017, the Company obtained a three year $10 million unsecured revolving line of credit from a commercial bank. Based on the Company’s financial performance over the 4 quarters ended December 31, 2016, we are entitled to borrow $10 million under the line of credit.

■	On January 23, 2017, we announced our quarterly cash dividend of $0.35 per share, which will be paid on February 24, 2017 to stockholders of record on February 15, 2017.

Collectors Universe, Inc.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “I am very pleased with the performance of our Company this last quarter and the first half of fiscal 2017. Our results and year to date momentum reflects our customers continued preference for our authentication and grading services and indicates very positive results from our investments in China and our capacity to serve customers in the US, across all our businesses. As I look forward to the second half of our fiscal year, I continue to see a positive market environment due to the recent release of the 2017 coins in the US and in China and due to our expanded capacity to serve customers, as well as maintaining our leadership position in authenticating and grading vintage collectibles.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, February 2, 2017 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 888-600-4871 or 913-312-1491, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through February 16, 2017 by dialing 888-203-1112 or 719-457-0820 and entering access code 6564303#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income , making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2016 which we filed with the Securities and Exchange Commission on August 30, 2016 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Net revenues	$17,862	$12,636	$33,610	$27,254
Cost of revenues	6,475	5,010	12,614	10,156
Gross profit	11,387	7,626	20,996	17,098
Operating expenses:
Selling and marketing expenses	2,327	2,040	4,748	4,209
General and administrative expenses	4,549	3,897	8,963	8,004
Total operating expenses	6,876	5,937	13,711	12,213
Operating income	4,511	1,689	7,285	4,885
Interest income and other expense, net	(96)	(15)	(72)	(42)
Income before provision for income taxes	4,415	1,674	7,213	4,843
Provision for income taxes	1,491	679	2,701	1,906
Income from continuing operations	2,924	995	4,512	2,937
Loss from discontinued operations, net of income taxes	(2)	(6)	(10)	(17)
Net income	$2,922	$989	$4,502	$2,920

Net income per basic share:
Income from continuing operations	$0.34	$0.12	$0.53	$0.35
Loss from discontinued operations	-	-	-	-
Net income per basic share	$0.34	$0.12	$0.53	$0.35

Net income per diluted share:
Income from continuing operations	$0.34	$0.12	$0.53	$0.34
Loss from discontinued operations	-	-	-	-
Net income per diluted share	$0.34	$0.12	$0.53	$0.34

Weighted average shares outstanding:
Basic	8,478	8,441	8,476	8,438
Diluted	8,578	8,549	8,569	8,541
Dividends declared per common share	$0.35	$0.35	$0.70	$0.70

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	December 31, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,097	$11,967
Accounts receivable, net of allowance of $60 and $35 at December 31, 2016 and June 30, 2016, respectively	4,506	3,883
Inventories, net	2,347	1,835
Prepaid expenses and other current assets	1,188	1,273
Total current assets	18,138	18,958

Property and equipment, net	3,032	2,839
Goodwill	2,083	2,083
Intangible assets, net	1,798	1,762
Deferred income tax assets	2,229	2,229
Other assets	287	240
Non-current assets of discontinued operations	79	79
Total assets	$27,646	$28,190
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,392	$2,728
Accrued liabilities	2,725	2,491
Accrued compensation and benefits	3,319	3,414
Income taxes payable	1,615	782
Deferred revenue	2,867	2,563
Current liabilities of discontinued operations	624	619
Total current liabilities	13,542	12,597

Deferred rent	337	381
Non-current liabilities of discontinued operations	-	217

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,921 and 8,898 issued and outstanding at December 31, 2016 and June 30, 2016, respectively.	9	9
Additional paid-in capital	80,852	80,642
Accumulated deficit	(67,094)	(65,656)
Total stockholders’ equity	13,767	14,995
Total liabilities and stockholders’ equity	$27,646	$28,190

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,502	$2,920
Discontinued operations	10	17
Income from continuing operations	4,512	2,937
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	830	699
Stock-based compensation expense	210	291
Provision for bad debts	26	1
Provision for inventory write-down	29	42
Provision for warranty	336	224
Gain on sale of property and equipment	5	(2)
Change in operating assets and liabilities:
Accounts receivable	(650)	362
Inventories	(541)	(188)
Prepaid expenses and other	85	(51)
Other assets	(46)	(141)
Accounts payable and accrued liabilities	(372)	(657)
Accrued compensation and benefits	(95)	(1,724)
Income taxes payable	832	382
Deferred revenue	305	293
Deferred rent	(44)	(28)
Net cash provided by operating activities of continuing operations	5,422	2,440
Net cash used in operating activities of discontinued businesses	(240)	(199)
Net cash provided by operating activities	5,182	2,241

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business	9	9
Capital expenditures	(726)	(292)
Capitalized software	(371)	(371)
Patents and other intangibles	(5)	(26)
Net cash used in investing activities	(1,093)	(680)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to common stockholders	(5,959)	(6,021)
Net cash used in financing activities	(5,959)	(6,021)

Net decrease in cash and cash equivalents	(1,870)	(4,460)
Cash and cash equivalents at beginning of period	11,967	17,254
Cash and cash equivalents at end of period	$10,097	$12,794

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$1,857	$1,513